Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
AUGME TECHNOLOGIES, INC.

The undersigned, Paul R. Arena, hereby certifies that:

1.  He is the Chief Executive Officer of Augme Technologies, Inc., a Delaware corporation (the “Corporation”), and is duly authorized by a unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.  This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the outstanding shares of common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.  The first paragraph of ARTICLE FOUR of the Certificate of Incorporation is hereby amended to read in full as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock that this corporation is authorized to issue is 250,000,000, with a par value of $0.0001, and the total number of shares of Preferred Stock that this corporation is authorized to issue is 25,000,000, with a par value of $0.0001.”

4.  This Certificate of Amendment is effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 28TH day of June 2011.

AUGME TECHNOLOGIES, INC.

By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer